Exhibit 8.1

PHILLIPS NIZER LLP
661 Fifth Avenue
New York, NY 10103

February 12, 2007

B.O.S Better Online Solutions Ltd.
100 BOS Road
Teradyon 20179
Israel

Re:	Registration Statement on Form F-3

Ladies and Gentlemen:

         We have acted as special counsel to B.O.S Better Online Solutions Ltd., an Israeli corporation (the “Company”) in connection with the registration and offering (the “Offering”) pursuant to the Company’s Registration Statement on Form F-1 (the “Registration Statement”) of ordinary shares (the “Shares”) of the Company, nominal value NIS 4.00 per share (the “Ordinary Shares”) that are issuable upon exercise of transferable share purchase rights that are being distributed by the Company to its shareholders. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “United States Tax Considerations” in the prospectus included in the Registration Statement (the “Prospectus”). Capitalized terms used and not otherwise defined herein are used as defined in the Prospectus.

        The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for United States purchasers of Shares pursuant to the Offering as of the date set forth above. We assume no obligation to update this opinion.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an “expert” for the purposes of the Securities Act of 1933.

Very truly yours, PHILLIPS NIZER LLP By: /s/ Brian Brodrick —————————————— Brian Brodrick, Partner